CONNOLLY EPSTEIN CHICCO FOXMAN ENGELMYER & EWING
                              A Professional Corporation
                                  Attorneys at Law

                                  November 10, 1995

CompuDyne Corporation
10th Floor
90 State House Square
Hartford, CT 06226

Re:  Common Stock to be Issued Pursuant to 1986
     Incentive Compensation Plan

Gentlemen:

     This firm has acted as special counsel to CompuDyne Corporation (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), relating to the offer and sale of a maximum of 100,000 shares of the Company's Common Stock, par value $.75 per share (the "Shares") pursuant to the Company's 1986 Incentive Compensation Plan (the "Plan"). In connection with the Registration Statement, we have been requested to express an opinion with respect to the legality of the Shares. Capitalized terms used but not defined herein shall have the meanings given to them in the Plan.

     In this connection, we have examined the Company's Articles of Incorporation, as amended, resolutions of the Company's Board of Directors and Compensation and Stock Option Committee (the "Committee"), certificates of representatives of the Company and such other instruments, certificates, records and documents as we have deemed necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of originals of such copies. In addition, we have assumed that the documents listed above have not been and will not be altered, amended, or supplemented in any respect material to our opinions stated herein. We have conducted no independent factual investigation but rather have relied solely upon the documents listed above and the information set forth therein. For purposes of the opinions set forth herein, we have also assumed that the resolutions of the Committee issuing any of the Shares (other than pursuant to Options) in any particular instance will set forth the Committee's determination of the value of the consideration received for the Shares or the manner in which such consideration shall be determined, as required by Section 1524(a)(1) of the Pennsylvania Business Corporation Law of 1988.

     Based upon and subject to the foregoing, we are of the opinion that (i) when and if issued in accordance with the terms of the Plan, the Shares issued pursuant to Restricted Stock Awards under the Plan and (ii) when and if issued upon exercise of Options issued under the Plan, the shares issuable upon exercise of the Options, will be duly authorized, legally and validly issued, fully paid and non-assessable.

     In giving the opinion as expressed above, we do not purport to be experts in the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania, and the federal laws of the United States. The opinions set forth herein are limited to the date hereof and the applicable law on the date hereof, and we undertake no responsibility to update these opinions.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                               CONNOLLY EPSTEIN CHICCO FOXMAN
                               ENGELMYER & EWING

                                     /s/ Gary A. Miller
                               By___________________________
                                  Gary A. Miller
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